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                           COLUMBIA FUNDS SERIES TRUST

                    SHAREHOLDER ADMINISTRATION PLAN ("PLAN")
                         FOR INSTITUTIONAL CLASS SHARES

     Section 1. Each of the proper officers of Columbia Funds Series Trust (the "Trust") is authorized to execute and deliver, in the name and on behalf of the Trust, written agreements based substantially on the form attached hereto as Appendix A or any other form duly approved by the Trust's Board of Trustees ("Agreements") with broker/dealers, banks and/or other financial institutions that are dealers of record or holders of record or which have a servicing relationship with the same or directly with the beneficial owners of Institutional Class Shares ("Administration Agents") of certain Funds of the Trust (as listed on Exhibit I), provided that any material modifications to the services listed in the Agreements shall be presented for approval or ratification by the Board of Trustees at the next regularly scheduled Meeting. Pursuant to such Agreements, Administration Agents shall provide shareholder administration services as set forth therein, directly or indirectly, beneficial owners of Institutional Class Shares of the Funds (as listed on Exhibit I) in consideration of a fee, computed monthly in the manner set forth in the applicable Fund's then current prospectus, at an annual rate of up to 0.04% of the average daily net asset value of the Institutional Class Shares. The Trust's distributor, administrator and adviser, or affiliates thereof, are eligible to become Administration Agents and to receive fees under this Plan. All expenses incurred by a Fund in connection with the Agreements and the implementation of this Plan shall be borne entirely by the holders of the Institutional Class Shares of the particular Fund involved. If more than one Fund is involved and these expenses are not directly attributable to Institutional Class Shares of a particular Fund, then the expenses may be allocated between or among the Institutional Class Shares of the Funds in a fair and equitable manner.

     Section 2. The Trust's administrator shall monitor the arrangements pertaining to the Trust's Agreements with Administration Agents. The Trust's administrator shall not, however, be obligated by this Plan to recommend, and the Trust shall not be obligated to execute, any Agreement with any qualifying Administration Agents.

     Section 3. Unless sooner terminated, this Plan shall continue in effect for a period of one year from its date of execution and shall continue thereafter for successive annual periods, provided that such continuance is specifically approved by a majority of the Board of Trustees, including a majority of the Trustees who are not "interested persons," as defined in the Investment Company Act of 1940, as amended, of the Trust and have no direct or indirect financial interest in the operation of this Plan or in any Agreement related to this Plan (the "Disinterested Trustees") cast in person at a meeting called for the purpose of voting on this Plan.

     Section 4. This Plan may be amended at any time with respect to any Fund by the Trust's Board of Trustees, provided that any material amendment of the terms of this

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Plan (including a material increase of the fee payable hereunder) shall become effective only upon the approvals set forth in Section 3.

     Section 5. This Plan is terminable at any time with respect to any Fund by vote of a majority of the Disinterested Trustees.

     Section 6. While this Plan is in effect, the selection and nomination of the Disinterested Trustees shall be committed to the discretion of such Disinterested Trustees.

     Section 7. The Trust will preserve copies of this Plan, Agreements and any written reports regarding this Plan presented to the Board of Trustees for a period of not less than six years.

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                                    EXHIBIT I
                           COLUMBIA FUNDS SERIES TRUST

1.  Columbia California Tax-Exempt Reserves

2.  Columbia Cash Reserves

3.  Columbia Government Plus Reserves

4.  Columbia Government Reserves

5.  Columbia Money Market Reserves

6.  Columbia Municipal Reserves

7.  Columbia New York Tax-Exempt Reserves

8.  Columbia Prime Reserves

9.  Columbia Tax-Exempt Reserves

10. Columbia Treasury Reserves

Current as of the 30th day of September, 2006.

                                       COLUMBIA FUNDS SERIES TRUST on behalf of the Funds


                                       By: /s/ Christopher L. Wilson
                                           -------------------------------------
                                           Christopher L. Wilson
                                           President